 Filed Pursuant to Rule 424(b)(3)

 Registration No. 333-282458

PROSPECTUS SUPPLEMENT
(To Prospectus dated October 8, 2024)

Up to 15,769,445 Shares of Common Stock Underlying Warrants to Purchase
Shares of Common Stock

This prospectus supplement, dated January 16, 2025 (the “Supplement”), filed by Eyenovia, Inc. (the “Company”), modifies and supplements certain information contained in the prospectus (the “Prospectus”) included in the Company’s Form S-3 Registration Statement declared effective by the Securities and Exchange Commission on October 8, 2024. This Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus.

On January 16, 2025, the Company reduced the exercise price for certain of the Company’s outstanding warrants issued on March 7, 2022, August 29, 2023 and July 1, 2024 (together, the “Warrants”), exercisable for an aggregate of 15,769,445 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). The exercise price of the Warrants was reduced from $0.69 per share of Common Stock to $0.0659 per share (the “Reduced Exercise Price”). As a result of the Reduced Exercise Price, if all of the Warrants are exercised for cash, we would receive gross proceeds of approximately $1.04 million.

Other than the reduction in the per share exercise price for the Warrants, all other terms and provisions of the Warrants remain unchanged.

This prospectus relates to the Common Stock issuable upon exercise of the Warrants.

The information in this Supplement modifies and supersedes, in part, the information contained in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of such Prospectus, except as so modified or superseded by this Supplement. We may further amend or supplement the Prospectus from time to time by filing additional amendments or supplements. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “EYEN.” On January 15, 2025, the last reported sale of our Common Stock on the Nasdaq Capital Market was $0.0659 per share.

Investing in our securities involves a high degree of risk. Please read the information under the heading “Risk Factors” contained in the Prospectus and in the documents incorporated by reference into the Prospectus and this Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated January 16, 2025

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors and the other information contained in this Supplement, the accompanying Prospectus, and the documents that are incorporated by reference into this Supplement and the accompanying Prospectus. This Supplement, the accompanying Prospectus and the documents that are incorporated by reference into this Supplement and the accompanying Prospectus, contain forward-looking statements that relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement.

You should read this Supplement, the accompanying Prospectus, and the documents incorporated by reference in this Supplement and the accompanying Prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede the information in this prospectus supplement. We incorporate by reference into this prospectus supplement and the registration statement of which this prospectus supplement is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-38365):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 that we filed with the SEC on March 18, 2024;

•	Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 that we filed with the SEC on April 26, 2024;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2024, June 30, 2024 and September 30, 2024 that we filed with the SEC on May 15, 2024, August 14, 2024, and November 12, 2024, respectively;

•	Our Current Reports on Form 8-K that we filed with the SEC on March 7, 2022, March 9, 2022, August 29, 2023, January 16, 2024, April 8, 2024, April 9, 2024, April 10, 2024, May 16, 2024, June 14, 2024, July 1, 2024, July 5, 2024, July 29, 2024, August 22, 2024, September 3, 2024, September 20, 2024, September 30, 2024, November 15, 2024, November 20, 2024, November 25, 2024, November 26, 2024, December 9, 2024, December 13, 2024 and December 30, 2024 (except, in all cases, for the information furnished under Items 2.02 or 7.01 and the exhibits furnished thereto); and

•	the description of our Common Stock contained in our Registration Statement on Form 8-A filed on January 24, 2018, as updated by the Description of Securities, filed as Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2023, and including any amendment or report subsequently filed for the purpose of updating such description.

In addition, any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, will be deemed incorporated by reference into this Supplement and such future filings updates and supplements the information provided in this Supplement.

You may access our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statement, and other information, if any, we file with or furnish to the SEC free of charge at the SEC’s website (www.sec.gov) or our website (www.eyenovia.com) as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained on, or that can be accessed through, our website is not a part of this Supplement or the Prospectus. We have included our website address in this Supplement solely as an inactive textual reference.

We will furnish without charge to you, on written or oral request, a copy of any filing or report incorporated by reference, including exhibits to the document. You should direct any requests for documents to Eyenovia, Inc., 295 Madison Avenue, Suite 2400, New York, NY 10017, (833) 393-6684, Attention: Corporate Secretary.